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                                                                      EXHIBIT 5


           [NELSON MULLINS RILEY & SCARBOROUGH, L.L.P. LETTERHEAD]



                                 July 31, 1997

Powertel, Inc.
1233 O.G. Skinner Drive
West Point, Georgia 31833

Ladies and Gentlemen:

         We have acted as counsel to Powertel, Inc., a Delaware corporation
(the "Company"), in connection with the filing of a Registration Statement on Form S-4 (Reg. No. 333-31399) (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the proposed exchange (the "Exchange Offer") of up to $300 million principal amount of 11 1/8% Senior Notes due 2007 (the "New Notes") for a like principal amount of the Company's issued and outstanding 11 1/8% Senior Notes due 2007 (the "Old Notes"). The Old Notes were, and the New Notes will be, issued pursuant to the Indenture (the "Indenture") dated as of June 10, 1997 among the Company, as issuer, and Bankers Trust Company, as trustee (the "Trustee"), which has been filed as
Exhibit 4(h) to the Registration Statement.

         We have examined the Indenture, the form of certificate which will evidence the New Notes, the Collateral Security and Pledge Agreement dated as of June 10, 1997 among the Company, as pledgor, the placement agents named therein and the Trustee (the "Pledge Agreement"), which has been filed as
Exhibit 4(j) to the Registration Statement, and certain corporate records of the Company, and we have made such other investigations as we have deemed appropriate in order to express the opinion set forth herein. We have assumed that the execution and delivery of, and the performance of all obligations under, the Indenture have been duly authorized by all requisite action by the Trustee, and that the Indenture has been duly executed and delivered by, and is a valid and binding agreement of, the Trustee, enforceable against the Trustee in accordance with its terms.

         This opinion is limited by and is in accordance with the January 1, 1992 edition of the Interpretive Standards applicable to Legal Opinions to Third Parties in Corporate Transactions adopted by the Legal Opinion Committee of the Corporate and Banking Law Section of the State Bar of Georgia.



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Powertel, Inc.
July 31, 1997
Page 2

         Based upon the foregoing, and the other limitations and qualifications set forth herein, we are of the opinion that:

         1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

         2. The Indenture and the New Notes have been duly authorized by the Company, and the New Notes, when executed, authenticated and delivered to the holders of the Old Notes pursuant to the Exchange Offer in accordance with the terms of the Indenture, will be valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as (i) the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) rights of acceleration, if applicable, and the availability of equitable remedies may be limited by equitable principles of general applicability.

         While the Indenture provides that it will be governed by the substantive laws of the State of New York, we have assumed, for purposes of our opinion, that the Indenture will be governed by the laws of the State of Georgia.

         This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

         We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus contained in the Registration Statement.


                               Very truly yours,

                               /s/ Nelson Mullins Riley & Scarborough, L.L.P.

                               NELSON MULLINS RILEY &
                               SCARBOROUGH, L.L.P.